Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Chateau Communities, Inc. on Form S-3 of our report dated February 8, 1999 on our audits of the consolidated financial statements and financial statement schedule of Chateau Communities, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in the 1998 Annual Report on form 10-K of Chateau Communities, Inc. We also consent to the reference to our firm under the caption "Experts."



PricewaterhouseCoopers LLP
Denver, Colorado
March 29, 1999



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